UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

American Eagle Outfitters, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

2553E106

(CUSIP Number)

Elizabeth Crimer, Esq., Proskauer Rose LLP, 1001 Pennsylvania Avenue, NW, Suite 400 South, Washington, DC 20004

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

October 13, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 02553E106	13G	Page 2 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ann Deshe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,280,056(1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,820,231(2)
	8.	SHARED DISPOSITIVE POWER 728,845(3)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,743,707(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes 27,000 shares held individually as well as dispositive power, as trustee or co-trustee, over (i) 52,125 shares held by the Deshe Family Foundation (the reporting person also has dispositive power over such shares), (ii) 1,306,868 held by the Daniel Matthew Deshe 1985 Subchapter S Trust, (iii) 1,295,921 shares held by the Dara Lauren Deshe 1985 Subchapter S Trust, (iv) 1,295,921 shares held by the David Scott Deshe 1983 Subchapter S Trust and (iv) 1,295,921 shares held by the Elie Michael Deshe 1983 Subchapter S Trust. Ann Deshe has voting power over such shares held individually and by the Deshe Family Foundation, as well as, as trustee, over the aforementioned shares held in trust (pursuant to the terms of such trusts, Ari Deshe has dispositive power over such shares and all other shares held in such trusts); however, the remainder of the shares held by Ann Deshe are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of that certain Voting and Stockholders Agreement, by and among Jay L. Schottenstein, Ann S. Deshe, Susan S. Diamond and the additional parties named therein, dated as of September 16, 2011 (the “Voting Agreement”). The shares held by the trusts are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(2)	Includes 27,000 shares held individually as well as dispositive power, as trustee or co-trustee, over (i) 52,125 shares held by the Deshe Family Foundation, (ii) 3,596,331 shares held by the Susan Diamond 1987 Irrevocable Trust, (iii) 85,115 shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust, (iv) 526,680 shares held by the Jerome Schottenstein 2001 Subchapter S Trust No. 8, (v) 526,680 shares held by the Jerome Schottenstein 2001 Subchapter S Trust No. 9 and (vi) 6,300 shares held by the Ann Deshe Descendents Trust. The shares held by the trusts, other than those in the Ann Deshe Descendents Trust, are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Includes dispositive power, as trustee or co-trustee, over 19,950 shares held by the Ann Schottenstein Deshe 1983 Subchapter S Trust and 708,895 shares held by the Susan Schottenstein 1983 Subchapter S Trust. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(4)	The shares in notes 1, 2, and 3 above.
(5)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2012.

CUSIP No. 02553E106	13G	Page 3 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ari Deshe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 215,000
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,183,691(1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,183,691(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%(2)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Includes 215,000 shares held individually as well as dispositive power, as trustee or co-trustee, over (i) 1,500,383 shares held by the Daniel Matthew Deshe 1987 Subchapter S Trust, (ii) 1,489,436 shares held by the Dara Lauren Deshe 1985 Subchapter S Trust, (iii) 1,489,436 shares held by the David Scott Deshe 1983 Subchapter S Trust and (iv) 1,489,436 shares held by the Elie Michael Deshe 1983 Subchapter S Trust. Ari Deshe has voting power over such shares held individually, however, the remainder of such are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(2)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 4 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Ann S. Deshe Descendents Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,300
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,300
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 00.0%(2)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 5 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ann Schottenstein Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 19,950(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,950(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe and Susan Diamond are co-trustees.
(2)	As co-trustees, Ann Deshe and Susan Diamond have shared dispositive power over the shares held by the Ann Schottenstein Deshe 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 6 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Daniel Matthew Deshe 1987 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,306,868(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,500,383(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,383(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.77%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	As trustee, Ari Deshe has dispositive power over the shares held by the Daniel Matthew Deshe 1987 Subchapter S Trust. Pursuant to the terms of such trust, Ann Deshe has voting power over 1,306,868 of such shares; however, the remainder such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 7 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dara Lauren Deshe 1985 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,295,921(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,489,436(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,489,436(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.77%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	As trustee, Ari Deshe has dispositive power over the shares held by the Dara Lauren Deshe 1985 Subchapter S Trust. Pursuant to the terms of such trust, Ann Deshe has voting power over 1,295,921 of such shares; however, the remainder such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 8 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David Scott Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,295,921(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,489,436(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,489,436(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.77%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	As trustee, Ari Deshe has dispositive power over the shares held by the David Scott Deshe 1983 Subchapter S Trust. Pursuant to the terms of such trust, Ann Deshe has voting power over 1,295,921 of such shares; however, the remainder such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 9 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elie Michael Deshe 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,295,921(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,489,436(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,489,436(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.77%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ari Deshe is trustee.
(2)	As trustee, Ari Deshe has dispositive power over the shares held by the Elie Michael Deshe 1983 Subchapter S Trust. Pursuant to the terms of the trust, Ann Deshe has voting power over 1,295,921 of such shares; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement. The shares are also subject to contractual limitations on resale pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 10 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 8(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 526,680(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,680(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.27%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	As trustee, Ann Deshe has dispositive power over the shares held by the Jerome Schottenstein 2011 Subchapter S Trust No. 8; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 11 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jerome Schottenstein 2011 Subchapter S Trust No. 9(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 526,680(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,680(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.27%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	As trustee, Ann Deshe has dispositive power over the shares held by the Jerome Schottenstein 2011 Subchapter S Trust No. 9; however, the remainder such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 12 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jillian Leigh Diamond 1987 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 85,115(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,115(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	As trustee, Ann Deshe has dispositive power over the shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 13 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Susan Schottenstein 1983 Subchapter S Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 708,895(2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 708,895(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.36%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe and Susan Diamond, sisters, are co-trustees.
(2)	As co-trustees, Ann Deshe and Susan Diamond have shared dispositive power over the shares held by the Susan Schottenstein 1983 Subchapter S Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 14 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Susan Schottenstein Diamond 1987 Irrevocable Trust(1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,596,331(2)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,596,331(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%(3)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Ann Deshe is trustee.
(2)	As trustee, Ann Deshe has dispositive power over the shares held by the Susan Schottenstein Diamond 1987 Irrevocable Trust; however, such shares are subject to an irrevocable proxy to vote in favor of Jay L. Schottenstein granted pursuant to the terms of the Voting Agreement.
(3)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 15 of 22

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Deshe Family Foundation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 52,125
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 52,125
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,125
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%(1)
12.	TYPE OF REPORTING PERSON (see instructions) 00

(1)	Based on 195,969,496 common shares were outstanding at May 21, 2012, as reported in American Eagle Outfitters, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 24, 2012.

CUSIP No. 02553E106	13G	Page 16 of 22

Item 1.	(a)	Name of Issuer:

American Eagle Outfitters, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

77 Hot Metal Street Pittsburgh, PA 15203-2329

Item 2.	(a) through (c):

This Amendment No. 1 to Schedule 13G is being filed by the following individuals and entities, all of which are either residents of or entities formed in the United States and having the principal address of 16047 Collins Ave., Apt. 1104, Sunny Isles Beach, FL 33060 (each, a “Reporting Person,” and together, the “Reporting Persons”):

The Ann S. Deshe Descendents Trust

Susan Schottenstein Diamond 1987 Irrevocable Trust

Ann Schottenstein Deshe 1983 Subchapter S Trust

Daniel Matthew Deshe 1987 Subchapter S Trust

Dara Lauren Deshe 1985 Subchapter S Trust

David Scott Deshe 1983 Subchapter S Trust

Elie Michael Deshe 1983 Subchapter S Trust

Jerome Schottenstein 2011 Subchapter S Trust No. 8

Jerome Schottenstein 2011 Subchapter S Trust No. 9

Jillian Leigh Diamond 1987 Subchapter S Trust

Susan Schottenstein 1983 Subchapter S Trust

Ari Deshe

Deshe Family Foundation

Ann Deshe

	(d)	Title of Class of Securities

Common Stock, par value $0.01 per share.

	(e)	CUSIP Number

2553E106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

CUSIP No. 02553E106	13G	Page 17 of 22

Item 4.	Ownership.

Reference is made as to each of the Reporting Persons hereunder to Rows 5-9 and 11 of each of the cover pages of this Amendment No.1 to Schedule 13G and associated footnotes, which are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CUSIP No. 02553E106	13G	Page 18 of 22

Date: June 11, 2012		/s/ Ari Deshe
Ari Deshe

/s/ Ann Deshe
Ann Deshe

Date: June 11, 2012	Ann Schottenstein Deshe 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Daniel Matthew Deshe 1987 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Dara Lauren Deshe 1985 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	David Scott Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Elie Michael Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

CUSIP No. 02553E106	13G	Page 19 of 22

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 8

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 9

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jillian Leigh Diamond 1987 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Susan Schottenstein 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	The Ann S. Deshe Descendents Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Susan Schottenstein Diamond 1987 Irrevocable Trust

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Deshe Family Foundation

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	President

CUSIP No. 02553E106	13G	Page 20 of 22

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of American Eagle Outfitters, Inc.

EXECUTED this 11th day of June, 2012.

Date: June 11, 2012		/s/ Ari Deshe
Ari Deshe

/s/ Ann Deshe
Ann Deshe

Date: June 11, 2012	Ann Schottenstein Deshe 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Daniel Matthew Deshe 1987 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Dara Lauren Deshe 1985 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

CUSIP No. 02553E106	13G	Page 21 of 22

Date: June 11, 2012	David Scott Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Elie Michael Deshe 1983 Subchapter S Trust

	By:	/s/ Ari Deshe
	Name:	Ari Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 8

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jerome Schottenstein 2011 Subchapter S Trust No. 9

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Jillian Leigh Diamond 1987 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

Date: June 11, 2012	Susan Schottenstein 1983 Subchapter S Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	The Ann S. Deshe Descendents Trust

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	Trustee

CUSIP No. 02553E106	13G	Page 22 of 22

Date: June 11, 2012	Susan Schottenstein Diamond 1987 Irrevocable Trust

	By:	/s/ Susan Diamond
	Name:	Susan Diamond
	Title:	Trustee

Date: June 11, 2012	Deshe Family Foundation

	By:	/s/ Ann Deshe
	Name:	Ann Deshe
	Title:	President